EXHIBIT 10.3

C&F FINANCIAL CORPORATION
2022 STOCK AND INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

(Key Employee)

Granted <<DATE>>

This Restricted Stock Agreement (the “Agreement”) is entered into as of <<DATE>> pursuant to Article VII of the C&F Financial Corporation 2022 Stock and Incentive Compensation Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock awarded to <<NAME>> (the “Participant”).

1.	Award of Shares. In consideration of the services rendered to C&F Financial Corporation (the “Company”) and/or its Subsidiaries by the Participant as a Key Employee of the Company or a Subsidiary, the Committee hereby grants to the Participant a Restricted Stock Award as of <<DATE>> (“Award Date”), covering <<NUMBER>> Shares of the Company’s Stock, subject to the terms, conditions, and restrictions set forth in this Agreement. Any portion of such Shares that are the subject of this Award as from time to time remains outstanding and has not previously been vested or forfeited as hereinafter provided shall be referred to as the “Award Shares.” This Award is granted pursuant to the Plan and is subject to the terms thereof.
2.	Period of Restriction.
(a)	Subject to earlier vesting or forfeiture as hereinafter provided, the period of restriction (the “Period of Restriction”) applicable to the Award Shares or each applicable portion thereof is from the Award Date through the date specified below, provided in each case the Participant’s Company Service (as defined in Paragraph 7) continues through such respective date: <<INSERT VESTING SCHEDULE>>
(b)	Subject to earlier vesting or forfeiture as provided in the Agreement, if the Participant has attained age sixty-five (65) prior to the end of any Period of Restriction applicable to the Award Shares or each applicable portion thereof, then upon the later to occur of (i) the date on which the Participant has attained age sixty-five (65) or (ii) the first (1st) anniversary of the Award Date, provided in each case that the Participant’s Company Service (as defined in Paragraph 7) has continued since the Award Date through such respective date, any remaining Period of Restriction shall end and any remaining restrictions applicable to any of the Award Shares shall automatically terminate and the Award Shares shall become free of restrictions and freely transferable.
(c)	If a Change in Control occurs after the Award Date and during the continuation of the Participant’s Company Service (as defined in Paragraph 7), any remaining Period of Restriction shall end and any remaining restrictions applicable to any of the Award Shares shall automatically terminate and the Award Shares shall become free of restrictions and freely transferable.
(d)	The applicable portion of the Award Shares shall become freely transferable by the Participant after the last day of its Period of Restriction.
3.	Stock Certificates. The stock certificate(s) for the Shares of Stock of the Company that are the subject of this Award shall be registered on the Company’s stock transfer books in the name of the Participant in book entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the applicable Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the C&F Financial Corporation 2022 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated <<DATE>>.  A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of C&F Financial Corporation.

4.	Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.
5.	Dividends and Other Distributions. During the Period of Restriction, the Participant shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in Shares of Stock). If, during the Period of Restriction, any such dividends or distributions are paid in Shares of Stock with respect to the Award Shares, such Shares shall be registered in the name of the Participant and, if issued in certificated form, deposited with the Company as provided in Paragraph 3, and such Shares shall be subject to the same vesting rules and restrictions on transferability as the Award Shares with respect to which they were paid.
6.	Company Service and Forfeiture.
(a)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to the Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining Period of Restriction applicable to the Award Shares shall automatically terminate and the Award Shares shall become free of restrictions and freely transferable.
(b)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to the Participant’s Early Retirement, any remaining Period of Restriction applicable to the Award Shares shall terminate and the Award Shares shall become free of restrictions and freely transferable on the one (1) year anniversary of the Participant’s Early Retirement Date, provided that the Participant executes the Company’s non-compete agreement on or before his Early Retirement Date and satisfies the terms thereof. If the Participant does not execute the Company’s non-compete agreement on or before his Early Retirement Date, any Award Shares still subject to restrictions on the date of such cessation of Company Service shall be automatically forfeited to the Company as of such date. If the Participant executes the Company’s non-compete agreement on or before his Early Retirement Date but does not satisfy the terms thereof, any Award Shares still subject to restrictions on the date of such cessation of Company Service shall be automatically forfeited to the Company as of the date of such non-compliance. For purposes hereof and notwithstanding anything to the contrary in the Plan or this Agreement, or any other Company award, agreement, employee benefit or other plan,
(i)	“Early Retirement” means the Participant’s cessation of Company Service (as defined in Paragraph 7) on or after the date on which the Participant attains age sixty (60) and has completed fifteen (15) or more years of Company Service (as defined in Paragraph 7), with the consent of the Committee and where no Cause (as defined in Paragraph 6(d)(i)) exists.
(ii)	“Early Retirement Date” means the date on which the Participant ceases Company Service (as defined in Paragraph 7) after satisfaction of the requirements in Paragraph 6(b)(i). Notwithstanding the foregoing, the Early Retirement Date for a Participant whose Company Service includes service as a Non-Employee Director under Paragraph 7(a) shall occur on the later of (1) the date on which the Participant ceases Company Service as a Key Employee, or (2) the date on which the Participant ceases Company Service as a Non-Employee Director, in all events only after the requirements of Paragraph 6(b)(i) are met.

(c)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to termination by the Company or one of its Subsidiaries for reasons other than for Cause (as defined in Paragraph 6(d)(i)), any remaining Period of Restriction applicable to the Award Shares shall automatically terminate and the Award Shares shall become free of restrictions and freely transferable.
(d)	For purposes of the Agreement,
(i)	“Cause” means continued neglect of duties and obligations, willful or material misconduct in connection with the performance of the Participant’s duties and obligations, persistent unsatisfactory performance of or repeated failure substantially to perform assigned duties appropriate for the Participant’s position, or any other conduct of the Participant involving moral turpitude, commission of a crime, engaging in Competition (as defined below) or Unauthorized Disclosure of Confidential Information (as defined below), habitual drunkenness or drug abuse, or any illegal act or intentional act evidencing bad faith by the Participant toward the Company or one of its Subsidiaries that would make retention of the Participant in his position with the Company or Subsidiary prejudicial to its best interests.
(ii)	“Competition” means engaging by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, an independent contractor, or any other individual or representative capacity (unless the Participant’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such “competitive activity”) if it involves:
(A)	engaging in, or entering into services or providing advice pertaining to, any banking, lending, other financial activity or other business activity that the Company or any of its Subsidiaries actively engages in within fifty (50) miles of any branch or office of, or in any service area in which such activity is conducted by, the Company or any of its Subsidiaries, or
(B)	soliciting or contacting, either directly or indirectly, any of the customers of the Company or any of its Subsidiaries for the purpose of competing with the products or services provided by the Company or any of its Subsidiaries, or
(C)	employing or soliciting for employment any employees of the Company or any of its Subsidiaries.
(iii)	“Unauthorized Disclosure of Confidential Information” means the disclosure by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, to any person other than as required by law or court order, or other than to an authorized employee of the Company or any Subsidiary, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties as an employee of, or in any other capacity for, the Company or any Subsidiary (including, but not limited to, disclosure to the Company’s or any Subsidiary’s outside counsel, accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information of the Company or any of its Subsidiaries with respect to any of the marketing or advertising, customers, services, solicitation techniques or methods, business plans and financial statements, reports and projections, or any other confidential information relating to or dealing with the business operations or activities of the Company or any of its Subsidiaries; provided, however, that:

(A)	confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same activity or an activity similar to that conducted by the Company or any of its Subsidiaries; and
(B)	the Participant shall be allowed to disclose confidential information to the Participant’s attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement, but only so long as the Participant both discloses to the Participant’s attorney the provisions of this paragraph and agrees not to waive the attorney-client privilege with respect thereto.

All determinations regarding Competition or Unauthorized Disclosure of Confidential Information under this Agreement shall be made by the Board of Directors of the Company, or a committee thereof, in its discretion.

Nothing in this Agreement restricts or prohibits the Participant or the Participant’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation.  The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators.  The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.  The Participant recognizes and agrees that, in connection with any such activity outlined above, the Participant must inform the Regulators that the information the Participant is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

●	Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or
●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(e)	If the Participant’s Company Service (as defined in Paragraph 7) ceases for any reason other than those set forth in Paragraphs 6(a), (b) and (c) above during any Period of Restriction, any Award Shares still subject to restrictions at the date of such cessation of Company Service shall be automatically forfeited to the

Company. Notwithstanding the immediately preceding sentence, the Board of Directors of the Company or the Committee may, in its sole discretion, waive the forfeiture of any or all Award Shares and provide for such vesting as it deems appropriate, provided the Board of the Directors of the Company or the Committee, as applicable, does so prior to the date the Participant’s Company Service ceases.
7.	Company Service.
(a)	For purposes hereof, “Company Service” means service as an employee of the Company or any Subsidiary. Notwithstanding any contrary provision or implication herein, in determining cessation of Company Service for purposes hereof, transfers between the Company and/or any Subsidiary shall be disregarded and shall not be considered a cessation of Company Service. Company Service shall include any period during which an employee subsequently serves as a Non-Employee Director of the Company or any Subsidiary.
(b)	Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue Company Service or in any way affect any right of the Company to terminate the Participant’s Company Service without prior notice at any time for any or no reason.
(c)	All determinations regarding the Participant’s Company Service shall be made by the Committee, in its discretion.
8.	Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Shares of Stock of the Company that are the subject of this Award. The Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements, provided that the Committee may permit the Participant to elect to have an additional amount (up to the maximum allowed by law) withheld. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. The Participant or any successor in interest may elect to have the Company retain and withhold a number of Shares of Stock having a Fair Market Value (on the date that the amount of tax to be withheld is to be determined) not less than the amount of such taxes, and cancel any such Shares so withheld, in order to reimburse the Company for any such taxes. In the event the Participant does not elect to have the Company retain and withhold Shares of Stock as described in the preceding sentence, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes. An election to have the Company retain and withhold Shares of Stock will be communicated in advance in a writing acceptable to the Chairman of the Committee.
9.	Compliance with Securities Laws. The Company covenants that it will attempt to maintain an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the Company that are the subject of this Award.
10.	Administration. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Agreement and the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

11.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.
12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.
13.	Prohibition Against Pledge, Attachment, etc. Except as otherwise provided herein or in the Plan, during the Period of Restriction, the Award Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way and shall not be subject to execution, attachment or similar process.
14.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.
15.	Gender. Unless specifically stated herein or as otherwise required by the context, all terms indicating the masculine shall be construed to include the feminine or neuter.
16.	Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.
17.	Electronic Delivery and Signatures. The Participant hereby consents and agrees to electronic delivery of Share(s) of Stock, Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of this Agreement, other Plan documents or other related documents, the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by the Company or by a third party engaged by the Company to provide administrative services related to the Plan.

To evidence its grant of the Shares of Stock of the Company that are the subject of this Award and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date.  This Agreement shall not become legally binding unless the Participant has accepted this Agreement within thirty (30) days after the Award Date (or such longer period as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit.  If the Participant fails to timely accept this Agreement, the grant of the Shares of Stock of the Company that are the subject of this Award shall be cancelled and forfeited ab initio.

C&F FINANCIAL CORPORATIONBy:

Its:

PARTICIPANT:

<<NAME>>